SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number:  0-19198

                    First Dearborn Income Properties L.P. II
                      ....................................
             (Exact name of registrant as specified in its charter)

           154 West Hubbard Street, Suite 250, Chicago, Illinois 60610
                                 (312) 464-0100
                     .......................................
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Limited Partnership Interests
                      ....................................
            (Title of each class of securities covered by this Form)

                                    None.
                       ....................................
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(l)(i)     [ x ]   Rule 12h-3(b)(l)(ii)    [   ]
             Rule 12g-4(a)(l)(ii)    [ x ]   Rule 12h-3(b)(2(i)      [   ]
             Rule 12g-4(a)(2)(i)     [   ]   Rule 12h-3(b)(2)(ii)    [   ]
             Rule 12g-4(a)(2)(ii)    [   ]   Rule 15d-6              [   ]
             Rule 12h-3(b)(1)(i)     [   ]


	Approximate number of holders of record as of the certification or
notice date:                    	None.
                       ......................

Pursuant to the requirements of the Securities Exchange Act of 1934, First Dearborn Income Properties L.P. II has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person(s).

DATE:	December 14, 2000.


First Dearborn Income Properties L.P. II

By:	FDIP, Inc.
	Managing General Partner

	X____________________________________________

	By:	Robert S. Ross
Its:	Principal Executive Officer

By:	FDIP Associates II
	General Partner

	X____________________________________________

By:	Bruce H. Block
	Its:	Principal Financial Officer